Exhibit 10.3

Line of Credit Note

$10,000,000.00
Date: August 8, 2013

(NOTE: THIS PROMISSORY NOTE MAY REQUIRE A BALLOON PAYMENT AT MATURITY).

Promise to Pay. On or before August 31, 2015, for value received, Cascade Microtech, Inc. (the “Borrower”) promises to pay to JPMorgan Chase Bank, N.A., whose address is 888 SW 5th Ave., Portland, OR 97204 (the “Bank”) or order, in lawful money of the United States of America, the sum of Ten Million and 00/100 Dollars ($10,000,000.00) or so much thereof as may be advanced and outstanding, plus interest on the unpaid principal balance as provided below.

Interest Rate Definitions. As used in this Note, the following terms have the following respective meanings:

“Adjusted LIBOR Rate” means, with respect to a LIBOR Rate Advance for the relevant Interest Period, the sum of (i) the Applicable Margin plus (ii) the quotient of (a) the LIBOR Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Adjusted One Month LIBOR Rate” means, with respect to a CB Floating Rate Advance for any day, the sum of (i) 2.50% per annum plus (ii) the quotient of (a) the interest rate determined by the Bank by reference to the Page to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

“Advance” means a LIBOR Rate Advance or a CB Floating Rate Advance and “Advances” means all LIBOR Rate Advances and all CB Floating Rate Advances under this Note.

“Applicable Margin” has the meaning specified in the Fee Letter.

“Business Day” means (i) with respect to the Adjusted One Month LIBOR Rate and any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Oregon and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“CB Floating Rate Advance” means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the CB Floating Rate.

“Interest Period” means, with respect to a LIBOR Rate Advance, a period of one (1), two (2) or three (3) month(s) commencing on a Business Day selected by the Borrower pursuant to this Note. Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2) or three (3) month(s) thereafter, as applicable, provided, however, that if there is no such numerically corresponding day in such first, second or third succeeding month(s), as applicable, such Interest Period shall end on the last Business Day of such first, second or third succeeding month(s), as applicable. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“LIBOR Rate” means with respect to any LIBOR Rate Advance for any Interest Period, the interest rate determined by the Bank by reference to Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service, providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market (the “Page”) to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period. If no LIBOR Rate is available to the Bank, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“LIBOR Rate Advance” means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the Adjusted LIBOR Rate.

“Prime Rate” means the rate of interest per annum announced from time to time by the Bank as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK’S LOWEST RATE.

“Principal Payment Date” is defined in the paragraph entitled “Principal Payments” below.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

Interest Rates. The Advance(s) evidenced by this Note may be drawn down and remain outstanding as up to four (4) LIBOR Rate Advances and/or a CB Floating Rate Advance. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of each CB Floating Rate Advance at the CB Floating Rate plus the Applicable Margin and each LIBOR Rate Advance at the Adjusted LIBOR Rate. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days. In no event shall the interest rate applicable to any Advance exceed the maximum rate allowed by law. Any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.

Bank Records. The Bank shall, in the ordinary course of business, make notations in its records of the date, amount, interest rate and Interest Period of each Advance hereunder, the amount of each payment on the Advances, and other information. Such records shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of and interest rate or rates applicable to this Note.

Notice and Manner of Electing Interest Rates on Advances. The Borrower shall give the Bank written notice (effective upon receipt) of the Borrower’s intent to draw down an Advance under this Note no later than 2:00 p.m. Mountain time, on the date of disbursement, if the full amount of the drawn Advance is to be disbursed as a CB Floating Rate Advance and no later than 11:00 a.m. Mountain time three (3) Business Days before disbursement, if any part of such Advance is to be disbursed as a LIBOR Rate Advance. The Borrower’s notice must specify: (a) the disbursement date, (b) the amount of each Advance, (c) the type of each Advance (CB Floating Rate Advance or LIBOR Rate Advance), and (d) for each LIBOR Rate Advance, the duration of the applicable Interest Period; provided, however, that the Borrower may not elect an Interest Period ending after the maturity date of this Note. Each LIBOR Rate Advance shall be in a minimum amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00). All notices under this paragraph are irrevocable. By the Bank’s close of business on the disbursement date and upon fulfillment of the conditions set forth herein and in any other of the Credit Documents, the Bank shall disburse the requested Advances in immediately available funds by crediting the amount of such Advances to the Borrower’s account with the Bank.

Conversion and Renewals. The Borrower may elect from time to time to convert one type of Advance into another or to renew any Advance by giving the Bank written notice no later than 2:00 p.m. Mountain time, on the date of the conversion into or renewal of a CB Floating Rate Advance and 11:00 a.m. Mountain time three (3) Business Days before conversion into or renewal of a LIBOR Rate Advance, specifying: (a) the renewal or conversion date, (b) the amount of the Advance to be converted or renewed, (c) in the case of conversion, the type of Advance to be converted into (CB Floating Rate Advance or LIBOR Rate Advance), and (d) in the case of renewals of or conversion into a LIBOR Rate Advance, the applicable Interest Period, provided that (i) the minimum principal amount of each LIBOR Rate Advance outstanding after a renewal or conversion shall be Five Hundred Thousand and 00/100 Dollars ($500,000.00); (ii) a LIBOR Rate Advance can only be converted on the last day of the Interest Period for the Advance; and (iii) the Borrower may not elect an Interest Period ending after the maturity date of this Note. All notices given under this paragraph are irrevocable. If the Borrower fails to give the Bank the notice specified above for the renewal or conversion of a LIBOR Rate Advance by 11:00 a.m. Mountain time three (3) Business Days before the end of the Interest Period for that Advance, the Advance shall automatically be converted to a CB Floating Rate Advance on the last day of the Interest Period for the Advance.

Interest Payments. Interest on the Advances shall be paid on the last day of each month, beginning with the first month following disbursement of the Advance, whether the Advance is a CB Floating Rate Advance or LIBOR Rate Advance.

Principal Payments. All outstanding principal and interest is due and payable in full on March 31, 2015, which is defined herein as the “Principal Payment Date”.

Default Rate of Interest. After a default has occurred under this Note, whether or not the Bank elects to accelerate the maturity of this Note because of such default, all Advances outstanding under this Note, shall bear interest at a per annum rate equal to the interest rate being charged on each such Advance plus three percent (3.00%) from the date the Bank elects to impose such rate. Imposition of this rate shall not affect any limitations contained in this Note on the Borrower’s right to repay principal on any LIBOR Rate Advance before the expiration of the Interest Period for each such Advance.

Additional Costs. If after the date of this Note any applicable domestic or foreign law, treaty, government rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall (a) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under this Note or the other Credit Documents (other than taxes imposed on the overall net income of the Bank by the jurisdiction or by any political subdivision or taxing authority of the jurisdiction in which the Bank has its principal office), or (b) impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, Federal Deposit Insurance Corporation deposit insurance premiums or assessments) against assets of, deposits with or for the account of, or credit extended by the Bank, or (c) impose any other condition with respect to this Note or the other Credit Documents and the result of any of the foregoing is to increase the cost to the Bank of extending, maintaining or funding any LIBOR Rate Advance or to reduce the amount of any sum receivable by the Bank on any Advance, or (d) affect the amount of capital or liquidity required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital or liquidity is increased by or based upon the existence of the Bank’s obligations under this Note or the other Credit Documents and the increase has the effect of reducing the rate of return on the Bank’s (or its controlling corporation’s) capital as a consequence of the obligations under this Note or the other Credit Documents to a level below that which the Bank (or its controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank for the increased cost or reduced sum receivable. Whenever the Bank shall learn of circumstances described in this section which are likely to result in additional costs to the Borrower, the Bank shall give prompt written notice to the Borrower of the basis for and the estimated amount of any such anticipated additional costs. A statement as to the amount of the increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

For purposes of this Note (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in an applicable domestic or foreign law, treaty, government rule or regulation, regardless of the date enacted, adopted or issued.

Illegality. If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund the LIBOR Rate Advances, then, upon notice to the Borrower by the Bank, the outstanding principal amount of the LIBOR Rate Advances, together with accrued interest and any other amounts payable to the Bank under this Note or the other Credit Documents on account of the LIBOR Rate Advances shall be repaid (a) immediately upon the Bank’s demand if such change or compliance with such requests, in the Bank’s judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request provided, however, that subject to the terms and conditions of this Note and the other Credit Documents the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance repaid in accordance with this section with a CB Floating Rate Advance in the same amount.

Inability to Determine Interest Rate. If the Bank determines that (a) quotations of interest rates for the relevant deposits referred to in the definition of Adjusted LIBOR Rate are not being provided for purposes of determining the interest rate on a LIBOR Rate Advance as provided in this Note, or (b) the relevant interest rates referred to in the definition of Adjusted LIBOR Rate do not accurately cover the cost to the Bank of making, funding or maintaining LIBOR Rate Advances, then the Bank shall at the Bank’s option, give notice of such circumstances to the Borrower, whereupon (i) the obligation of the Bank to make LIBOR Rate Advances shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to the suspension no longer exists, and (ii) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Rate Advance, together with accrued interest, on the last day of the then current Interest Period applicable to the LIBOR Rate Advance, provided, however, that, subject to the terms and conditions of this Note and the other Credit Documents, the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance repaid in accordance with this section with an Advance bearing interest at the CB Floating Rate plus the Applicable Margin for CB Floating Rate Advances in the same amount. If the Bank determines on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are not being provided for purposes of determining the interest rate on any CB Floating Rate Advance on any day, then each CB Floating Rate

Advance shall bear interest at the Prime Rate plus the Applicable Margin for CB Floating Rate Advances until the Bank determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are being provided.

Obligations Due on Non-Business Day. Whenever any payment under this Note becomes due and payable on a day that is not a Business Day, if no default then exists under this Note, the maturity of the payment shall be extended to the next succeeding Business Day, except, in the case of a LIBOR Rate Advance, if the result of the extension would be to extend the payment into another calendar month, the payment must be made on the immediately preceding Business Day.

Matters Regarding Payment. The Borrower will pay the Bank at the Bank’s address shown above or at such other place as the Bank may designate. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment which is less than the payment due at the time shall not constitute a waiver of the Bank’s right to receive payment in full at that time or any other time.

Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Note or under any other Credit Documents, the Borrower hereby authorizes the Bank to initiate debit entries to an ordinary checking account maintained by the Borrower with the Bank designated by the Borrower in a written notice to the Bank from time to time (the “Borrower Account”) and to debit the same to the Borrower Account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in the Borrower Account. The Borrower acknowledges: (1) that such debit entries may cause an overdraft of the Borrower Account which may result in the Bank’s refusal to honor items drawn on such account until adequate deposits are made to the Borrower Account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the Borrower Account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

Late Fee. Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest, up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge. The Borrower agrees to pay and stipulates that five percent (5.00%) of the total payment due is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified. Notwithstanding anything to the contrary set forth in this Note or the other Credit Documents, this provision shall not apply if this Note is secured by residential real property located in Oregon.

Purpose of Loan. The Borrower acknowledges and agrees that this Note evidences a loan for a business, commercial, agricultural or similar commercial enterprise purpose, and that no advance shall be used for any personal, family or household purpose. The proceeds of the loan shall be used only for the Borrower’s working capital purposes.

Credit Facility. The Bank has approved a credit facility to the Borrower in a principal amount not to exceed the face amount of this Note. The credit facility is in the form of advances made from time to time by the Bank to the Borrower. This Note evidences the Borrower’s obligation to repay those advances. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Bank. Until the earliest to occur of maturity, any default, event of default, or any event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, the Borrower may borrow, pay down and reborrow under this Note subject to the terms of the Credit Documents.

Credit Agreement. Capitalized terms used but not defined herein shall have the meaning attributed to them in that certain Credit Agreement by and between the Borrower and the Bank, dated August 8, 2013 (the “Credit Agreement”) as amended, restated or replaced from time to time. This Note is subject to the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced hereby is made and is to be repaid. The terms and provisions of the Credit Agreement are hereby incorporated and made a part hereof by this reference thereto with the same force and effect as if set forth at length herein. No reference to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest on this Note as herein prescribed. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Bank’s Right of Setoff. The Borrower grants to the Bank a security interest in the Deposits, and the Bank is authorized to setoff and apply, all Deposits, Securities and Other Property, and Bank Debt against any and all Liabilities. This right of setoff may be exercised at any time and from time to time after the occurrence of any default, without prior notice to or demand on the Borrower and regardless of whether any Liabilities are contingent, unmatured or unliquidated. In this paragraph: (a) the term “Deposits” means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Deposits held jointly with a wholly-owned Subsidiary, but excluding any IRA or Keogh Deposits, or any trust Deposits in which a security interest would be prohibited by law); (b) the term “Securities and Other Property” means any and all securities and other personal property of the Borrower in the custody, possession or control of the Bank, JPMorgan Chase & Co. or their respective Subsidiaries and Affiliates (other than Property held by the Bank in a fiduciary capacity); and (c) the term “Bank Debt” means all indebtedness at any time owing by the Bank, to or for the credit or account of the Borrower and any claim of the Borrower (whether individual, joint and several or otherwise) against the Bank now or hereafter existing.

Representations by Borrower. The Borrower represents and warrants that each of the following is and will remain true and correct until the later of maturity or the date on which all Credit Liabilities evidenced by this Note are paid in full: (a) the execution and delivery of this Note and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any other Person; (b) this Note is a valid and binding agreement of the Borrower, enforceable according to its terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditor’s rights generally and by general principles of equity; (c) all balance sheets, profit and loss statements, other financial statements and applications for credit furnished to the Bank in connection with the Credit Liabilities are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not materially and adversely changed since those dates; and, if the Borrower is not a natural Person: (i) it is duly organized, validly existing and in good standing under the laws of the state where it is organized and in good standing in each state where it is doing business; and (ii) the execution and delivery of this Note and the performance of the obligations it imposes (A) are within its powers and have been duly authorized by all necessary action of its governing body, and (B) do not contravene the terms of its articles of incorporation or organization, its by-laws, regulations or any partnership, operating or other agreement governing its organization and affairs.

Acceleration/Remedies. If an Event of Default occurs, this Note shall become due immediately, without notice, at the Bank’s option, and if an Event of Default exists, then Bank shall have all of the rights and remedies provided by any law or agreement, in equity or otherwise. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other Person, with or without designating the capacity of that nominee. Without limiting any other available remedy, the Borrower is liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of this Note or the other Credit Documents and the making, servicing and collection of this Note or the other Credit Documents and any other amounts owed under this Note or the other Credit Documents, including without limitation reasonable attorneys’ fees and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

Waivers. Each Obligor waives: (a) to the extent not prohibited by law, all rights and benefits under any laws or statutes regarding sureties, as may be amended; (b) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) the Bank’s acceptance of this Note, (ii) any credit that the Bank extends to the Borrower, (iii) the Borrower’s default, (iv) any demand, diligence, presentment, dishonor and protest, or (v) any action that the Bank takes regarding the Borrower, anyone else, any Collateral, or any of the Liabilities, that it might be entitled to by law, under any other agreement, in equity or otherwise; (c) any right to require the Bank to proceed against the Borrower, any other Obligor, or any Collateral, or pursue any remedy in the Bank’s power to pursue; (d) any defense based on any claim that any endorser’s or other Obligor’s obligations exceed or are more burdensome than those of the Borrower; (e) the benefit of any statute of limitations affecting liability of any endorser or other Obligor or the enforcement hereof; (f) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (g) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of the Collateral, to the addition of any other Person, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of this Note is effective unless it is in writing and signed by the Person against whom it is being enforced.

Cooperation. The Borrower agrees to fully cooperate with the Bank and not to delay, impede or otherwise interfere with the efforts of the Bank to secure payment from the Collateral including actions, proceedings, motions, orders, agreements or other matters relating to relief from automatic stay, abandonment of Property, use of cash Collateral and sale of the Collateral free and clear of all Liens.

Rights of Subrogation. Each Obligor waives and agrees not to enforce any rights of subrogation, contribution or indemnification that it may have against the Borrower, any other Obligor, or the Collateral, until the Borrower and such Obligor have fully performed all their obligations to the Bank, even if those obligations are not covered by this Note.

Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Credit Liabilities evidenced by this Note, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be transferred or repaid by the Bank or transferred or paid over to a trustee, receiver or any other Person, whether under any bankruptcy act or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then, notwithstanding Oregon Revised Statutes §§ 73.0602 and 73.0604, this Note shall continue to be effective or shall be reinstated, as the case may be, even if all those Credit Liabilities have been paid in full and whether or not the

Bank is in possession of this Note, or whether the Note has been marked paid, released or canceled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Credit Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made.

Governing Law and Venue. This Note shall be governed by and construed in accordance with the laws of the State of Oregon (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this Note may be brought by the Bank in any state or federal court located in the State of Oregon, as the Bank in its sole discretion may elect. By the execution and delivery of this Note, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Oregon is not a convenient forum or the proper venue for any such suit, action or proceeding.

Miscellaneous. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. Section headings are for convenience of reference only and do not affect the interpretation of this Note. Any notices and demands under or related to this Note shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand; (b) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision. This Note and the other Credit Documents embody the entire agreement between the Borrower and the Bank regarding the terms of the loan evidenced by this Note and supercede all oral statements and prior writings relating to that loan. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion. The rights of the Bank under this Note and the other Credit Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. If any provision of this Note cannot be enforced, the remaining portions of this Note shall continue in effect. The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to this Note or the Related Documents to JPMorgan Chase & Co., or any of its Subsidiaries or Affiliates or their successors, or to any one or more purchasers or potential purchasers of this Note or the Related Documents. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in this Note to one or more purchasers whether or not related to the Bank. Time is of the essence under this Note and in the performance of every term, covenant and obligation contained herein.

Government Regulation. The Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by the Bank at any time to enable the Bank to verify the Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Bank will ask for the Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify the Borrower, and if the Borrower is not an individual, the Bank will ask for the Borrower’s name, taxpayer identification number, business address, and other information that will allow the Bank to identify the Borrower. The Bank may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.

WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

JURY WAIVER. THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY,

KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING EVIDENCED BY THIS NOTE.

Prepayment/Funding Loss Indemnification. The Borrower may prepay all or any part of any CB Floating Rate Advance at any time without premium or penalty.

The Borrower shall pay the Bank amounts sufficient (in the Bank’s reasonable opinion) to compensate the Bank for any loss, cost, or expense incurred as a result of:

A. Any payment of a LIBOR Rate Advance on a date other than the last day of the Interest Period for the Advance, including, without limitation, acceleration of the Advances by the Bank pursuant to this Note or the other Credit Documents; or

B. Any failure by the Borrower to borrow or renew a LIBOR Rate Advance on the date specified in the relevant notice from the Borrower to the Bank.

ADDITIONAL PREPAYMENT PROVISION. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHTS THE BORROWER MAY HAVE UNDER OREGON LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT PENALTY, UPON ACCELERATION OF THE MATURITY DATE, AND FURTHER AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF ALL OR ANY PORTION OF THE PRINCIPAL AMOUNT OF THIS NOTE IS MADE ON OR AFTER ANY ACCELERATION OF THE MATURITY DATE BY THE BANK ON ACCOUNT OF ANY DEFAULT BY THE BORROWER, THEN THE BORROWER WILL BE OBLIGATED TO PAY CONCURRENTLY WITH THE PREPAYMENT, THE PREPAYMENT PREMIUM SPECIFIED IN THE SECTION ABOVE. BY SIGNING THIS NOTE IN THE SPACE PROVIDED BELOW, THE BORROWER HEREBY DECLARES THAT THE AGREEMENT TO MAKE THE LOAN EVIDENCED BY THIS NOTE AT THE INTEREST RATE(S) AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION, GIVEN INDIVIDUAL WEIGHT BY THE BORROWER FOR THIS WAIVER AND AGREEMENT.

Borrower:

Address:	9100 SW Gemini Drive Beaverton, OR 97008	Cascade Microtech, Inc.

		By:	/s/ Jeff A. Killian
		Jeff A. Killian	CFO

		Printed Name	Title

Date Signed:	8/8/13